EXHIBIT 10.1

Dutchess Private Equities Fund, II, L.P.

August 18, 2006

Securac Corp.
Suite 100, 301-14th Street NW
Calgary, Alberta T2N 2A1
Attn: Mr. Paul Hookham

Re:	Payoff and Settlement Letter

Dear Mr. Hookham:

Reference is made to that certain Debenture Agreement, Security Agreement, Debenture Registration Rights Agreement, Subscription Agreement and Escrow Agreement, each effective as of September 30, 2005 (as heretofore amended, the “Transaction Documents”), between Securac Corp. (the “Borrower” or “you”) and Dutchess Private Equities Fund, II, L.P. (the “Holder” or “we”) (sometimes hereinafter the Borrower and the Holder are referred to collectively as the "parties"). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Transaction Documents, and are incorporated by reference. Copies of the Transaction Documents are attached as exhibits 10.1 through 10.4 and 10.8 to the Borrower’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2005.

The parties are entering into this agreement to settle a dispute regarding amounts claimed to be owing by Borrower to Holder under the Transaction Documents and to avoid unnecessary expense associated with litigation and a protracted resolution of such dispute.

The Borrower and the Holder hereby agree that upon satisfaction of each of the following (the “Closing Date”), which is anticipated to occur on or about September 8, 2006:

(i) payment in immediately available funds of $441,344.14, representing principal, interest and redemption premium owing as of the date hereof on the Debenture, plus interest accruing on the principal amount thereof from the date hereof until the date of payment in the daily amount of $117.00 (the “Payout Amount”) by wire transfer to Holder’s bank account: [intentionally omitted];

(ii) delivery of instructions by the Borrower to the escrow agent under the Escrow Agreement referred to above instructing the escrow agent to release all 909,090 shares of common stock of the Borrower held thereunder to the Holder (“Debenture Shares”), it being understood that the Debenture is being converted/recapitalized as of the Closing Date with respect to all penalties and other amounts owing under the Debenture in excess of the Payoff Amount and that such shares are being released to satisfy such conversion/recapitalization (accompanied by a letter to Holder from Borrower’s counsel confirming its view as to the commencement of the Rule 144 holding period with respect to such shares beginning on October 31, 2006, and its willingness to deliver a Rule 144 opinion to that effect following receipt of reasonable and customary Rule 144 supporting documentation demonstrating compliance with the other provisions of the Rule (such letter and opinion also to cover the shares underlying the warrants referred to below, assuming cashless exercise); and

(iii) delivery of certificates evidencing an aggregate of 1,000,000 Pledged Shares (as defined under the above-referenced Security Agreement) registered in the name of the holders, accompanied by stock powers duly executed in blank, in form sufficient to transfer the same to the Holder, (it being understood that we shall be entitled to piggyback registration rights, for all Debenture Shares and Pledged Shares then held by us in excess of one percent of Borrower’s total outstanding shares and not then saleable under Rule 144(k),with respect to the next registration statement filed by you on a form for which such shares are eligible to be included, as determined by SEC rules and regulations;

all of your liabilities and obligations to us, including those arising under the Transaction Documents, shall have been deemed satisfied and paid in full, and:

(i) all of our liens on, and security interests in, all of the assets and properties of the Borrower and any other assets or properties pledged to us for the benefit of the Borrower, shall terminate automatically; and we hereby authorize you or any person authorized by you to file termination statements for any Uniform Commercial Code Financing Statements, or comparable forms, in any jurisdiction listing the Holder as a secured party and the Borrower as a debtor without any further action by us; and we also hereby agree to promptly, but in any event within three business days after the date hereof, deliver to you or as you shall direct any of your or such other person’s assets that we are holding as Pledged Property;

(ii) all of your obligations to us under the Transaction Documents, shall terminate automatically; and

(iii) the warrants issued by you to us to purchase 181,819 shares of your common stock pursuant to that certain warrant agreement dated as of September 30, 2005 (the “Warrant Agreement”) shall be deemed automatically amended such that (A) the Exercise Price shall be equal to the closing bid price of your common stock on the business day preceding the Closing Date and the number of underlying shares shall remain at 181,819 and (B) you shall be relieved of any and all registration obligations with respect to the Warrant Agreement and, in lieu thereof, we shall be entitled to piggyback registration rights, for the underlying shares in excess of one percent of the Borrower’s total outstanding shares and not then saleable under Rule 144(k) assuming a cashless exercise, with respect to the next registration statement filed by you on a form for which our shares are eligible to be included, as determined by SEC rules and regulations. (Except as modified hereby, the terms of the Warrant Agreement shall remain unchanged).

In furtherance of the foregoing, upon receipt of the Payout Amount and the other deliveries referred to above, Holder and Borrower, and their respective officers, directors, stockholders, attorneys, members, agents, representatives, employees, subsidiaries, affiliates, partners, predecessors and successors in interest, and assigns and all other persons, firms or corporations with whom any of the former have been, or are now, affiliated (hereinafter “Releasors”) hereby completely release and forever discharge each other and their respective officers, directors, stockholders, attorneys, members, agents, representatives, employees, subsidiaries, affiliates, partners, predecessors and successors in interest, and assigns and all other persons, firms, associations or corporations with whom any of the former have been, or are now, affiliated (hereinafter “Releasees”) of and from any and all past and present claims, demands, actions, causes of action, debts and dues both in law and in equity of any nature or description whatsoever, whether now known or unknown, anticipated or unanticipated, asserted or unasserted, whether based on statute, contract, tort, or otherwise, on account of or in any way growing out of, related to, resulting or to result from the Transaction Documents. Holder agrees to execute and deliver from time to time after receipt of the Payoff Amount and other deliveries referred to above any documents, at your expense, as shall be reasonably requested by you to evidence such release and termination. This letter agreement shall be a fully binding and complete settlement and release between the Holder, Borrower and Releasees with respect to the matters addressed herein upon receipt by Holder of the Payoff Amount and other deliveries referred to above.

The parties warrant and represent that:

(i)	the parties have been fully informed and have full knowledge of the terms, conditions, and effects of this agreement, and have read this agreement and are executing it under advice of counsel;

(ii)
the parties have investigated, to each party’s satisfaction, all of the facts surrounding the various claims, controversies, and disputes and are satisfied with the terms and effects of this agreement;

(iii)
the parties have executed and agreed to this agreement as a complete compromise of matters involving disputed issues of law and fact and fully assume the risk that the facts or law may be other than they believe; and

(iv)
no relative, or other person or entity, has or has had any interest in the claims, demands, obligations, or causes of action referred to in this agreement; that they have the sole right and exclusive authority to execute this agreement and pay or receive the sums specified in it; and that they have not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations or causes of actions referred to in this agreement.

The Borrower acknowledges that its failure to timely (i) instruct it's consultants including but not limited to: Borrower's Counsel and transfer agent ("Borrower's Agents"), to use it's commercially reasonable best efforts to comply with the Holder's Rule 144 sales and (ii) satisfy the piggyback registration obligations referred to herein will cause the Holder to suffer irreparable harm and that the actual damage to the Holder will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Settlement Agreement, a provision for liquidated damages. The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties’ good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and do not constitute a penalty. The payment of liquidated damages shall not relieve the Borrower from such obligations. The Holder shall have the right to charge the Borrower five thousand dollars ($5,000) per day for failure by the Borrower or the Borrower's Agents to act in a timely manner for the obligations described herein.

We hereby acknowledge that all share calculations discussed herein shall include the total aggregate amount of Pledged Shares, Debenture Shares or shares underlying the Warrant then held by us.

The parties agree and acknowledge that this agreement is a full and complete compromise of all matters involving disputed issues and that neither this agreement nor the negotiations for this settlement (including all statements, admissions or communications) by Holder or Borrower or their attorneys or representatives shall be considered admissions by any of said parties, and that no past or present wrongdoing or liability on the part of any party shall be implied by such settlement or negotiations.

Please indicate your agreement to the foregoing by signing in the space provided below. This agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be but one and the same agreement. Delivery by any party hereto of a signature page to this agreement by facsimile shall be effective as delivery of a counterpart manually executed by such party of this agreement. This agreement shall be governed by the laws of the State of New York without giving effect to its choice of law principles.

Very truly yours,

DUTCHESS PRIVATE EQUITIES FUND, II, L.P.

BY: ITS GENERAL PARTNER DUTCHESS
CAPITAL MANAGEMENT, LLC

By: /s/ Douglas H. Leighton
Name: Douglas H. Leighton
Title: A Managing Member

AGREED:

SECURAC CORP.
By: /s/ Terry Allen Name: Terry Allen Title: CEO	By: /s/ Paul Hookham Name: Paul Hookham Title: CFO